Exhibit 12.1

	For the Six Months Ended June 30, 2014		Years Ended December 31,
			2013		2012		2011		2010		2009
	(in thousands)
Fixed Charges:
Interest Charges	46,777		$76,016		$56,796		$12,388		$3,995		$2,801
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC, cumulative distribution rate of 8.0%	8,281		14,323		8,090		—		—		—
Total Fixed Charges	$55,058		$90,339		$64,886		$12,388		$3,995		$2,801

Loss Before Taxes and Non-controlling Interest	$(102,005)		$(274,349)		$(138,968)		$(59,676)		$(22,812)		$(15,633)
Fixed Charges (Calculated Above)	55,058		90,339		64,886		12,388		3,995		2,801
Less: Capitalized Interest	(743)		(2,396)		(4,240)		—		—		—
Less: Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC, cumulative distribution rate of 8.0%	(8,281)		(14,323)		(8,090)		—		—		—
Earnings	$(55,971)		$(200,729)		$(86,412)		$(47,288)		$(18,817)		$(12,832)

Amount by which earnings are insufficient to cover fixed charges	$111,029		$291,068		$151,298		$59,676		$22,812		$15,633

Ratio of Earnings to Fixed Charges (1)	—	(2)	—	(3)	—	(4)	—	(5)	—	(6)	—	(7)

Series B Convertible Preferred Stock, cumulative, dividend rate 2.75%	$—		$—		$—		$—		$131		$—
Series C Cumulative Perpetual Preferred Stock, cumulative dividend rate 10.25%	5,124		10,248		10,248		10,248		2,336		26
Series D Cumulative Preferred Stock, cumulative dividend rate 8.0%	8,849		17,655		11,699		3,759		—		—
Series E preferred stock, cumulative dividend rate 8.0%	3,695		7,561		894		—		—		—
Pre-tax earnings required to cover preferred stock dividends*	$17,668		$35,464		$22,841		$14,007		$2,467		$26

Amount by which earnings are insufficient to cover fixed charges and preferred stock dividends	$128,697		$326,532		$174,139		$73,683		$25,279		$15,659

Ratio of Earnings to Fixed Charges with Preferred Dividends (1)	—	(8)	—	(9)	—	(10)	—	(11)	—	(12)	—	(13)

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(2)	Earnings were insufficient to cover fixed charges for the six months ended June 30, 2014 by $111.0 million.
(3)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2013 by $291.1 million.
(4)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2012 by $151.3 million.
(5)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2011 by $59.7 million.
(6)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2010 by $22.8 million.
(7)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2009 by $15.6 million.
(8)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the six months ended June 30, 2014 by $128.7 million.

Exhibit 12.1

(9)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2013 by $326.5 million.
(10)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2012 by $174.1 million.
(11)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2011 by $73.7 million.
(12)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2010 by $25.3 million.
(13)	Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2009 by $15.7 million.
*	Preferred dividends are not grossed up by taxes as the Company reported losses from continuing operations for the periods presented.